Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces First Quarter 2006 Results

Trevose, PA – May 12, 2006 – Broder Bros., Co. (the “Company”) today announced results for its first quarter ended April 1, 2006.

First Quarter 2006 Results Compared to Prior Year

First quarter 2006 net sales were $209.6 million compared to $197.7 million for the first quarter 2005. First quarter 2006 loss from operations was $(0.4) million compared to loss from operations of $(1.1) million for first quarter 2005. First quarter 2006 net loss was $(5.3) million compared to net loss of $(5.4) million for first quarter 2005. First quarter 2006 earnings before interest, taxes, depreciation and amortization (EBITDA) was $4.2 million compared to EBITDA of $4.0 million for the first quarter 2005.

Actual results include the impact of certain restructuring, facility consolidation and other highlighted charges discussed below. Excluding these highlighted charges, first quarter 2006 EBITDA was $7.0 million compared to $5.1 million EBITDA for the first quarter 2005.

The Company has three operating segments: Broder, Alpha and NES. The Broder division generated first quarter 2006 net sales of $79.4 million compared to $73.8 million in the first quarter 2005. The Alpha division generated first quarter 2006 net sales of $105.0 million compared to net sales of $99.4 million in the first quarter 2005. The NES division generated net sales of $25.2 million in the first quarter of 2006 compared to net sales of $24.5 million in the first quarter of 2005.

Business Outlook

During 2006 the Company intends to maintain a balanced focus on promoting its trade, exclusive and private label brand products. Sales force incentives, training and recruiting efforts in 2006 are expected to support improved performance in trade brand products. The Company will continue to align with key suppliers to provide a broad assortment of competitively priced products. The Company also expects continued growth and profitability in its portfolio of private label products, although at a more modest pace than was experienced during fiscal years 2004 and 2005. The Company is developing improved inventory management systems and processes to ensure that the appropriate assortment, quantity and quality of inventory is maintained in each of its distribution centers.

In addition, the Company continues to execute its strategy to create multi-branded distribution centers to improve inventory availability to customers, reduce overall inventory levels, and obtain operational cost savings. Following the success of a dual-branded facility introduced in Atlanta during the fourth quarter of 2005, in March 2006 the Company successfully consolidated its Broder division Houston distribution facility into an existing Alpha division Houston distribution facility, which now operates as a dual-branded Broder-Alpha facility. By the end of 2006, the Company expects to deploy the multi-branded distribution center consolidation strategy in at least two additional regions, with further potential consolidation opportunity beyond 2006.

The Company has also committed to a plan to reduce the number of call centers it operates from seven to three which is expected to improve service levels to customers and provide annualized operating expense savings of approximately $1.5 million. Call center operations in Orlando, FL; La Mirada, CA; Hunting Park, PA; and Plymouth, MI will be transitioned to call centers in St. Petersburg, FL; Fresno, CA; and Middleboro, MA. The plan is expected to be completed by the end of 2006.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. For fiscal 2006, the Company expects borrowing levels to peak during the second quarter of the year and reach a low point during the fourth quarter of the year. Borrowings under the revolving credit facility decreased from $90.0 million at December 31, 2005 to $81.4 million at April 1, 2006. Excluding inventory in-transit, on-hand inventory levels increased sequentially from $185.0 million at the end of 2005 to $193.9 million at the end of the first quarter of 2006, the net effect of an increase due to seasonal fluctuations and a decrease due to a 15% improvement in days of inventory on hand.

During the third quarter of 2005, the Company exercised an option to increase its revolving credit facility by $50.0 million to provide for aggregate borrowings up to $225.0 million subject to borrowing base availability. The Company has never utilized the additional revolving credit capacity and currently does not anticipate accessing the additional capacity. As of April 1, 2006, borrowing base availability was $88.9 million.

Selected Balance Sheet Information

(dollars in millions)

(Unaudited)

	April 1, 2006	December 31, 2005	March 26, 2005
Accounts Receivable	$89.5	$83.6	$85.6
Inventory (1)	222.6	216.6	222.1
Accounts Payable (1)	123.4	100.2	143.7
Revolving Credit Debt	81.4	90.0	77.0

	107.3	110.0	87.0

Senior Notes	$225.0	$225.0	$225.0

Shareholders’ Equity	$67.6	$73.3	$71.0

(1)	March 2006 and December 2005 inventory and accounts payable include accruals for inventory in-transit between suppliers and Company distribution centers of $28.7 million and $31.6 million, respectively. In-transit inventory in periods prior to December 2005 were not included in inventory or accounts payable as the offsetting impact was not considered material to the Company’s balance sheet.

Highlighted Charges

Results for the first quarter 2006 and 2005 include certain charges as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended
	2006	2005
Lease termination, severance and related charges	$0.7	$0.8
Asset write-down charges	0.1	0.1

Total restructuring charges	0.8	0.9
Facilities consolidation-related charges	0.1	—
Stock-based compensation	0.1	0.1
Management fees	0.3	0.1
Other highlighted charges	1.5	—

Total highlighted charges	$2.8	$1.1

Restructuring charges for the first quarter 2006 consist of $0.1 million in severance resulting from a corporate reduction in force and $0.7 million in facility closure costs. Restructuring charges for the first quarter of fiscal 2005 consist of $0.4 million in severance and related benefits resulting from the NES integration and approximately $0.5 million in facility closure costs.

Facility consolidation-related charges consist of incremental travel and training costs directly attributable to the opening of dual-branded facilities. Other highlighted charges of $1.5 million for the first quarter 2006 consist of $1.1 million in consulting fees related to the Company’s ongoing inventory and supply chain initiatives and $0.4 million in incremental amortization of the Company’s 2006 catalogs due to the anticipated accelerated October 2006 mailing of the 2007 catalogs.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Friday, May 12, 2006 to discuss its first quarter 2006 results. The domestic dial-in number for the call is (800) 946-0786. The confirmation code is 5383004. For those unable to participate in the conference call, a replay will be available beginning May 12, 2006 at 1:00 p.m. Eastern Time until May 19, 2006 at 11:59 p.m. Eastern Time. To access the replay, dial 888-203-1112. The replay passcode is 5383004.

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About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha,” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates 16 distribution centers, strategically located throughout the United States, with the capability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end-use consumers.

The Broder, Alpha and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Hanes, Jerzees, Fruit of the Loom, and Anvil, as well as many exclusive brands including Adidas Golf, Champion and Columbia Sportswear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP, Desert Wash, Great Republic and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, and NES Clothing Company in 2004.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s web-sites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com, and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED APRIL 1, 2006 AND MARCH 26, 2005

(dollars in millions)

(Unaudited)

	Three Months Ended
	2006	2005
Net sales	$209.6	$197.7
Cost of sales	171.6	162.0

Gross profit	38.0	35.7

Warehousing, selling and administrative expenses	32.6	30.6
Restructuring and asset impairment charges	0.8	0.9
Management fee	0.3	0.1
Stock-based compensation	0.1	0.1
Depreciation and amortization	4.6	5.1

Operating expenses	38.4	36.8

Loss from operations	(0.4)	(1.1)

Interest expense, net of change in fair value of interest rate swaps	9.2	8.3

Other expenses	9.2	8.3

Loss before income taxes	(9.6)	(9.4)

Income tax benefit	(4.3)	(4.0)

Net loss	$(5.3)	$(5.4)

Reconciliation to EBITDA
Interest expense, net of change in fair value of interest rate swaps	9.2	8.3
Income tax provision (benefit)	(4.3)	(4.0)
Depreciation and amortization	4.6	5.1

EBITDA	$4.2	$4.0

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.